Exhibit 23(a)(2)

ARTICLES SUPPLEMENTARY

TO ARTICLES OF AMENDMENT AND RESTATEMENT

OF

SELIGMAN LASALLE REAL ESTATE FUND SERIES, INC.

SELIGMAN LASALLE REAL ESTATE FUND SERIES, INC., a Maryland corporation (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority conferred upon the Board of Directors of the Corporation by Article FIFTH of the Articles of Amendment and Restatement of the Corporation (the “Articles of Incorporation”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors, as required by Section 2-208 of the MGCL, adopted resolutions at a meeting duly convened and held on November 16, 2006, authorizing:

(a) the reclassification of 500,000,000 unissued Shares of the par value of $0.001 each of the Common Stock of the Seligman LaSalle Monthly Dividend Real Estate Fund of the Corporation as designated and allocated as follows:

Name of Fund	Number of Shares of Common Stock Reclassified and Allocated
Seligman LaSalle Global Real Estate Fund	500,000,000 of the par value of $0.001 each

(b) that Shares of the Common Stock of the Seligman LaSalle Global Real Estate Fund shall have such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other characteristics as the Board of Directors may determine in the absence of a contrary provision as those set forth for a Series of Shares of the Corporation in the Articles of Incorporation, as it may be amended or supplemented from time to time, including as set forth herein.

SECOND: The foregoing amendments do not increase the authorized stock of the Corporation.

THIRD: The Shares of the Common Stock of the Seligman LaSalle Global Real Estate Fund shall initially be classified into six Classes of Shares designated Class A, Class B, Class C, Class D, Class I and Class R, each as described in the Articles of Incorporation, as it may be amended or supplemented from time to time.

IN WITNESS WHEREOF, the Corporation has caused this Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 16th day of November, 2006.

ATTEST:		SELIGMAN LASALLE REAL ESTATE FUND SERIES, INC.

/s/ Frank J. Nasta		By:	/s/ Brian T. Zino	(SEAL)
Name:	Frank J. Nasta	Name:	Brian T. Zino
	Secretary		President

CERTIFICATE

THE UNDERSIGNED, President of SELIGMAN LASALLE REAL ESTATE FUND SERIES, INC., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Brian T. Zino
Name:	Brian T. Zino